EXHIBIT 99.1

Galaxy Gaming Adds Respected Regulator as Newest Board Member

Company Says Norman H. DesRosiers, Former Vice Chairman of the National Indian Gaming Commission, is "Best of the Best"

LAS VEGAS, Feb. 3, 2014 (GLOBE NEWSWIRE) -- Galaxy Gaming (OTC:GLXZ) announced today that Norman H. DesRosiers has agreed to join the Company's Board of Directors, effective March 1, 2014. Mr. DesRosiers is widely recognized as a leading regulator of Native American gaming with over 20 years experience. In 2011, Mr. DesRosiers was awarded the coveted "Gaming Regulator of the Year" award by the International Masters of Gaming Law.

Mr. DesRosiers' impressive credentials also include:

  Vice-Chairman of the National Indian Gaming Commission.
  Chairman of the National Tribal Gaming Commissioner's and Regulator's Association.
  Chairman of the Indian Gaming Committee and member of the Board of Directors for the North American Gaming Regulators Association (NAGRA).
  Founder and Vice-President of the Arizona Tribal Gaming Alliance (ATGRA).
  Member of the Editorial Advisory Board for Casino Enterprise Management (CEM) magazine.
  Executive Director and Commissioner of the San Manuel Gaming Commission.
  Commissioner for the Viejas Gaming Commission.
  Executive Director of the San Carlos Apache Tribal Gaming Commission.
  Supervisor of Inspectors for the Fort McDowell Gaming Commission.
  2007 Annual "Excellence in Gaming Regulation" award from the North American Gaming Regulators Association (NAGRA).
  2012 Annual "Warriors Award" from the Oklahoma Indian Gaming Association (OIGA) for lifetime achievement in advancing Indian gaming.

"I am very pleased to join the Board of Directors of Galaxy Gaming," said Mr. DesRosiers. "I look forward to working with CEO Robert Saucier and senior management in directing the course of the Company and to enhance its future growth and profitability. I intend to exercise my fiduciary responsibilities diligently and apply my extensive regulatory experience, ensuring maintenance of the highest levels of regulatory compliance."

Robert B. Saucier, Galaxy's CEO and Chairman of the Board, commented on Mr. DesRosiers' appointment: "I am a strong believer in having a solid Board and I believe it all starts by attracting 'A List' talent. Clearly, with Norm we recruited the 'best of the best' and are thrilled to have him join our dynamic team and contribute to our continued success. Most  people in the gaming industry know Norm or, at least, know of him. His knowledge, experience and connections with Native American Tribes throughout North America are second to none and are expected to bolster our efforts to increase our footprint in Tribal Gaming. I am extremely pleased that Norm is a part of the Galaxy Gaming team," concluded Mr. Saucier.

About Galaxy Gaming

Headquartered in Las Vegas, Galaxy Gaming (www.galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide. Through its iGaming partner, Games Marketing, Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.

CONTACT: Jonathan Wilcox
         (702) 939-3254